Exhibit 10.1

PROMISSORY NOTE

$195,000	Minneapolis, Minnesota
September 1, 2020

FOR VALUE RECEIVED, PetVivo Holdings, Inc., a Nevada corporation (the “Borrower”) promises to pay to the order of David B. Masters, an individual, (the “Lender”) at his office in Edina, Minnesota or at such other place as may be designated from time to time by the holder hereof, in lawful money of the United States of America, the principal sum of One Hundred Ninety-Five Thousand Dollars ($195,000) together with interest (calculated on the basis of actual days elapsed and a 360-day year) on the unpaid principal balance hereof from the date hereof until this promissory note (the “Promissory Note”) is fully paid pursuant to the following terms and conditions.

Payment of Principal and Interest. The Borrower shall make monthly payments as identified herein until the entire principal balance and any accrued interest thereon is paid in full. The entire principal balance and accrued interest shall be due and payable by 5:00 p.m. Central Standard Time on August 31, 2022 (“Maturity Date”) at Lender’s principal office or other location as Lender may specify.

Payment Schedule. The Borrower agrees to make a payment of $2500.00 upon Effective Date of this Note and shall make monthly payments in an amount of $4000.00, beginning on the first day of the month following the Company’s receipt of proceeds from the sale of equity or the Company’s sale of products totaling an amount of at least Three Million Five Hundred Thousand Dollars ($3,500,000) (“Financing”) and continuing on the first day of each month until the one year anniversary of the Financing, and monthly payments in an amount of $8000.00, which shall begin on the first day of the month following the first anniversary of the Financing and continuing on the first day of each month until the Maturity Date, wherein the entire remaining outstanding principal and accrued interest owed on the Maturity Date shall be paid to the Lender in full. If the Company does not secure the Financing within six months of the date of execution of this Agreement, the Company shall make monthly payments in the amount of $1000.00 per month until such Financing has been secured or the Maturity Date.

Rate of Interest. Interest shall accrue at a rate of three percent (3%) per annum.

Definitions. The following terms shall have the following meanings:

(a) an “Act of Bankruptcy” shall mean if (i) the Borrower shall (1)be or become insolvent. Insolvency being defined as Borrower’s liabilities exceeding its assets by more than $1,500,000, or (2) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or the like of all or a substantial part of Borrower’s property, or (3) commence a voluntary case under any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding under the laws of any jurisdiction, or (4) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, or (5) admit in writing any inability to pay such debts as they mature, or (6) make an assignment for the benefit of creditors; or (ii) a proceeding or case shall be commenced, without the application or consent of Borrower, in any court of competent jurisdiction, seeking (1) the liquidation, reorganization, dissolution, winding up or the composition or adjustment of debts of Borrower, (2) the appointment of a trustee, receiver, custodian or liquidator or the like of Borrower or of all or any substantial part of such Borrower’s property, or (3) similar relief in respect of Borrower under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts.

(b) “Affiliate” shall mean any Person (i) which directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, any Borrower or any guarantor of this Promissory Note, or (ii) five percent (5%) or more of the equity interest of which is held beneficially or of record by any Borrower or any guarantor of this Promissory Note.

(c) “Control” shall mean the possession, directly or indirectly, of the power to cause the direction of management and policies of a Person, whether through the ownership of voting securities or otherwise.

(d) “Person” shall mean any natural person, corporation, partnership, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

Prepayment. The Borrower may prepay at any time and from time to time, all or any portion of the balance from time to time remaining on this Promissory Note, without premium or penalty.

Application of Payments. Payments hereunder shall be applied first to the payment of accrued interest and then to the reduction of principal.

Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default:

(a) The Borrower shall fail to make when due, whether by acceleration or otherwise, any payment of principal of, or interest on, this Promissory Note when due; or

(b) The Company fails to secure the Financing within one year of the Effective Date of this Note, or

(b) An Act of Bankruptcy shall occur; or

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(c) A judgment or judgments for the payment of money in excess of the sum of $500,000 in the aggregate shall be rendered against Borrower and Borrower shall not pay or discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof, prior to any execution on such judgments by such judgment creditor, within 30 days from the date of entry thereof, and within such period of 30 days, or such longer period during which execution of such judgment shall be stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(d) Any property of Borrower shall be garnished or attached in any proceeding and such garnishment or attachment shall remain undischarged for a period of 30 days during which execution is not effectively stayed.

Remedies. If (a) any Event of Default described in paragraph (c) above shall occur, the outstanding unpaid principal balance of this Promissory Note, the accrued interest thereon and all other obligations of the Borrower to the Lender shall automatically become immediately due and payable; or (b) any other Event of Default shall occur and be continuing, then the Lender may declare that the outstanding unpaid principal balance of this Promissory Note, the accrued and unpaid interest thereon and all other obligations of the Borrower to the Lender to be forthwith due and payable, whereupon this Promissory Note, all accrued and unpaid interest thereon and all such obligations shall immediately become due and payable, in each case without further demand or notice of any kind, all of which are hereby expressly waived, anything in this Promissory Note to the contrary notwithstanding. In addition, upon any Event of Default, the Lender may exercise all rights and remedies under any other instrument, document or agreement in favor of the Lender, and enforce all rights and remedies under any applicable law.

Offset. In addition to the remedies set forth above, upon the occurrence of any Event of Default or at any time thereafter while such Event of Default continues, the Lender may offset any and all balances, credits, deposits (general or special, time or demand, provisional or final), accounts or monies of the Borrower then or thereafter with the Lender, or any obligations of the Lender, against the indebtedness then owed by the Borrower to the Lender.

Representations, Warranties and Covenants. To induce the Lender to make the loan represented by this Promissory Note, the Borrower hereby represents, warrants and covenants to the Lender:

(a) Organization, Standing, Etc. The Borrower is a corporation duly incorporated and validly existing and in good standing under the laws of the State of Minnesota, and has all requisite corporate power and authority to carry on its businesses as now conducted, to enter into this Promissory Note and to perform its obligations under this Promissory Note, the Warrant Agreement and Registration Rights Agreement.

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(b) Authorization and Validity. The execution, delivery and performance by the Borrower of the Promissory Note has been duly authorized by all necessary corporate action by the Borrower, and the Borrower constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.

(c) No Conflict; No Default. The execution, delivery and performance by the Borrower of the Promissory Note will not (a) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to the Borrower, (b) violate or contravene any provisions of the Articles of Incorporation or Bylaws of the Borrower, or (c) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or any of its properties may be bound or result in the creation of any lien on any asset of the Borrower, other than any subsequent liens in favor of the Lender. The Borrower is not in default under or in violation of any such law, statute, rule or regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, loan or credit agreement or other agreement, lease or instrument in any case in which the consequences of such default or violation could constitute a material adverse event.

(d) Notice Obligations. From the date of this Promissory Note and thereafter until the Borrower’s obligations under this Promissory Note shall have been paid in full, unless the Lender shall otherwise expressly consent in writing, the Borrower agrees that the Borrower will furnish to the Lender, in writing, immediately upon becoming aware of the occurrence thereof: (a) an Event of Default, describing the nature thereof and what action the Borrower proposes to take with respect thereto and (b) the Borrower receiving any financing, grant or investment of any kind.

Maximum Lawful Rate. Notwithstanding anything to the contrary set forth in this Promissory Note, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable is less than the Maximum Lawful Rate, the Borrowers shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Lender is equal to the total interest which would have been received had the applicable interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the date hereof as otherwise provided in this Promissory Note. Thereafter, interest hereunder shall be paid at the rate of interest and in the manner provided in the first paragraph of this Promissory Note, unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply. In no event shall the total interest received by Lender pursuant to the terms hereof exceed the amount which Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. If, notwithstanding the provision of this paragraph, a court of competent jurisdiction shall finally determine that Lender has received interest hereunder in excess of the Maximum Lawful Rate, Lender shall, to the extent permitted by applicable law, promptly apply such excess first to the payment of accrued interest and then to the reduction of principal and thereafter shall refund any excess to the Borrowers or as a court of competent jurisdiction may otherwise order.

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No Waiver. No delay or failure on the part of the Lender in exercising any right or remedy hereunder, or at law or at equity, shall operate as a waiver of or preclude the exercise of any such right or remedy, and no single or partial exercise by the Lender of any such right or remedy shall preclude or estop another or further exercise thereof or exercise of any other right or remedy. No waiver by the Lender hereof shall be effective unless in writing signed by the Lender. A waiver on any one occasion shall not be construed as a waiver of any such right or remedy on any prior or subsequent occasion.

Cost of Collection. Borrower agrees to pay all costs of collection, including reasonable attorney’s fees, in the event this Promissory Note is not paid when due, whether by acceleration or otherwise.

Miscellaneous. This Promissory Note is being delivered in, and shall be governed by, the laws of the State of Minnesota. Presentment or other demand for payment, notice of dishonor and protest are expressly waived. This Promissory Note constitutes the entire agreement and understanding among the parties with respect to the subject matter hereof, expressly superseding all prior agreements and understandings, whether oral or written with respect to the subject matter herein. This Promissory Note may only be amended in a written document signed by the parties hereto.

Lender Covenants.

(a) The Lender has received copies of all documents and any other information requested from the Borrower and has had an opportunity to ask questions of and receive answers from the management of the Borrower and to obtain any additional information desired, or has elected to waive such opportunity. The Lender confirms that the Lender is fully informed regarding the financial condition of the Borrower, the administration of its business affairs and its prospects for the future.

(b) The Lender is an “accredited investor” within the meaning of Rule 501 under the Securities Act of 1933, meaning that the Lender is an individual who either (i) had an income in excess of $200,000 in each of the two most recent years and who reasonably expects income in excess of $200,000 the current year, or (ii) has a joint income with his spouse in excess of $300,000 in each of the two most recent years and who reasonably expects a joint income in excess of $300,000 in the current year, or (iii) has an individual net worth, or joint net worth with spouse, presently exceeding $1,000,000.

BORROWER:
PetVivo Holdings, Inc

/s/ John Carruth
John Carruth
Chief Financial Officer

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